UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2017

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

J.Crew Group, Inc. (the “Company”) entered into an Amendment to Letter Agreement with Michael Nicholson, dated August 2, 2017 (the “Amendment”), which amended the Letter Agreement by and between the Company and Mr. Nicholson, dated December 3, 2015 (the “Letter Agreement”). The terms of compensation provided for in the Amendment, as described below, are intended to compensate Mr. Nicholson for the additional duties and responsibilities in his role as President and Chief Operating Officer, which he is undertaking following the employment of the Company’s new chief executive officer.

Pursuant to the Amendment, effective as of May 25, 2017, Mr. Nicholson’s base salary was raised from $800,000 to $1,000,000.  Mr. Nicholson will be eligible for a retention bonus (the “Retention Bonus”) which will be paid out on the following schedule, provided that he remains employed by the Company through the applicable payment date: $500,000 on January 1, 2018; $500,000 on July 1, 2018; and $1,000,000 on May 1, 2019. In the event that Mr. Nicholson’s employment with the Company is terminated by the Company without cause, by Mr. Nicholson for Good Reason, or due to Mr. Nicholson’s death or disability, (1) on or before July 1, 2018, the Company will pay to Mr. Nicholson $1,000,000 (less any portion of the Retention Bonus previously paid) and (2) after July 1, 2018 and before May 1, 2019, a pro rata portion of the remaining $1,000,000 of the Retention Bonus (based on whole months completed), provided in each case that Mr. Nicholson executes a valid release and waiver within sixty days of such termination.

The Amendment provides that Mr. Nicholson is eligible to participate in the Company’s 2017 Transformation Incentive Plan (the “TIP”), in accordance the terms of the TIP and his award notice. In the event that Mr. Nicholson’s employment with the Company is terminated by the Company without cause, by Mr. Nicholson for Good Reason, or due to Mr. Nicholson’s death or disability, he will be entitled to receive the TIP award (1) for the performance period in which the termination occurs and (2) for the subsequent performance period, in each case based on actual performance and subject to Mr. Nicholson’s executing a valid release and waiver within sixty days of such termination.

Mr. Nicholson will receive severance benefits and accelerated vesting of time-based incentive equity awards (in accordance with the terms of the Letter Agreement) if (1) the Company achieves Adjusted EBITDA, determined on a twelve month trailing basis and sustained for a period of at least six fiscal months thereafter, of no less than $300 million, (2) he remains continuously employed by the Company through February 1, 2020, and (3) he terminates his employment between February 2, 2020 and August 1, 2020 upon thirty days’ notice. Adjusted EBITDA is calculated consistent with the methodology used for Company’s quarterly earnings release and may be adjusted in good faith to reflect the consequences of future acquisitions and dispositions.

The Amendment also states that Mr. Nicholson shall be eligible to participate in any new equity plan adopted by the Company for the benefit of its senior executives. Mr. Nicholson agrees that changes to his position, authority, duties, or responsibilities as President and Chief Operating Officer will not constitute good reason except to the extent that they are materially and adversely inconsistent with the position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: August 4, 2017	By:	/s/ JAMES BRETT
James Brett
Chief Executive Officer

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